Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (expected to be filed with the Securities and Exchange Commission on or about December 31, 2014) of Aethlon Medical, Inc. (the “Company”) of our report dated July 14, 2014 relating to the Company’s consolidated financial statements as of March 31, 2014 and 2013 and for each of the years in the two-year period then ended, appearing in the Prospectus that is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Squar, Milner, Peterson, Miranda & Williamson, LLP

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

December 31, 2014